EXHIBIT 99.1

NEWS RELEASE

CONTACT ERIC GRAAP
(540) 349-0212 or
egraap@fauquierbank.com

Fauquier Bankshares Expands Repurchase Program

WARRENTON, VA, January 18, 2008 – Fauquier Bankshares, Inc. (NASDAQ: FBSS) announced today that its Board of Directors has approved a share repurchase program, authorizing the Company to purchase up to 212,241 shares of common stock beginning January 1, 2008.

“This share repurchase program is consistent with our strategy of providing value to our shareholders while allowing the financial flexibility to invest in future growth opportunities,” said Randy Ferrell, President and Chief Executive Officer.

The Company intends to finance the share repurchase program with cash generated through net income. Share repurchases will take place on the open market from time to time based on market conditions and may be suspended for periods or discontinued at any time. The authorized amount represents 6% of the 3,537,354 shares outstanding as of January 1, 2008. The stock repurchase program was originally implemented in 1998 and has been reset annually by the Board. Since 1998, Fauquier Bankshares has repurchased 535,226 shares.

The Fauquier Bank is an independent, locally-owned, community bank offering a full range of financial services, including internet banking, commercial, retail, insurance, wealth management, and financial planning services through eight banking offices located in Fauquier and Prince William Counties in Virginia. Additional information is available at www.fauquierbank.com or by calling (800) 638-3798.

This news release may contain “forward-looking statements” as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates and the shape of the interest rate yield curve, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan and/or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, our plans to expand our branch network and increase our market share, and accounting principles, policies and guidelines. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this news release.

SOURCE: Fauquier Bankshares, Inc.